FOR IMMEDIATE RELEASE

AGT, Inc. Announces Senior Management Change

Knoxville, Tennessee -- (Business Wire) -- February 21, 2006. The Board of Directors of Atmospheric Glow Technologies, Inc. (OTCBB:AGWT) (AGT), a leader in atmospheric plasma technology, announces today that Thomas W. Reddoch is stepping down as Chairman and CEO. Mr. Patrick Martin, a Director of AGT, is chairing the search committee that will identify Mr. Reddoch's successor. Mr. Reddoch will remain as interim CEO and an Officer during this period to ensure a smooth transition. Mr. Reddoch will also remain on the Board of Directors.

The Board of AGT will work to identify candidates that have experience in successfully leading a public company as well as a familiarity with product rollout.

Reddoch is stepping down after serving as Chairman and CEO for two years. "This is a planned departure, and I am leaving behind an able company poised to transition from a development company into a product company. My time at AGT has been both exciting and exhilarating, and I would like to express my gratitude to AGT's shareholders, management, and employees for their commitment to AGT's success."

AGT is a market driven science and engineering company focused on realizing the commercial potential of the patented One Atmosphere Uniform Glow Discharge Plasma (OAUGDP®) technology, a method of creating plasma chemistry in air at atmospheric pressure. Management believes that the OAUGDP® is an exciting breakthrough in proprietary technology offering capabilities that other plasma technologies do not provide. Moreover, AGT is working to expand the applicability of its OAUGDP® technology and has targeted new market and product opportunities with the goal of creating additional shareholder value. AGT's technology has been the recipient of numerous federal contracts and grants and recognition awards. Additional information is available at http://www.atmosphericglow.com.

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Statements in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as "believes", "anticipates", "expects", and similar expressions are intended to identify forward looking statements. Such forward looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of events of the company, or events, or timing of events, relating to the company to differ materially from any future results, performance, or achievements of the forward-looking statements. The company cannot assure that it will be able to anticipate or respond timely to the changes, which could adversely affect its operating results in one or more fiscal quarters. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of the company's securities.

Contact: Thomas W. Reddoch, @ 865-777-3776, Ext. 228